EXHIBIT 10.7

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into as of June 29, 2016, by and between Assurant, Inc. (the “Company”) and Steven C. Lemasters (the “Employee”).

WHEREAS, the Employee holds the position of Executive Vice President of the Company and President and Chief Executive Officer of the Company’s Assurant Solutions;

WHEREAS, as of February 16, 2016, the Employee ceased to hold the position of President and Chief Executive Officer of Assurant Solutions but remained employed as Executive Vice President of the Company (the latter position and all offices and directorships that the Employee holds with any affiliate or subsidiary of the Company being hereafter referred to as the Employee’s “Executive Positions”);

WHEREAS, on July 1, 2016 (the “Retirement Date”), the Employee will retire and, without abrogating, diminishing or otherwise relinquishing any vested retirement or other benefits or payments to which the Employee is entitled under the terms of applicable plans and award agreements (except as provided in Section 2.A), the Employee and the Company wish to terminate the employment relationship between them on the terms set forth in this Agreement and to agree to certain post- employment covenants;

NOW, THEREFORE, in consideration of the mutual covenants, promises and representations in this Agreement and the execution of a release in the form attached as in Exhibit A hereto, the parties hereto agree as follows:

1.	Termination of Employment

The Employee’s employment with the Company shall cease effective as of the Retirement Date. As of the Retirement Date, the Employee resigns from his Executive Positions. From and after the Retirement Date, the Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, the Company or any subsidiary or affiliate of the Company. Effective on the Retirement Date, all agreements between the Employee and the Company or any subsidiary thereof are hereby terminated and shall be of no further force and effect, provided, however, that this sentence does not in any way limit and shall have no effect on any rights that the Employee may have, or on any obligations that the Company may have to the Employee, under the Company’s benefit plans (including qualified and nonqualified pension plans) as provided in Section 3, below or the Employee’s rights and entitlement to his awards previously granted under the Assurant Long-Term Equity Incentive Plan (“ALTEIP”) as provided in Section 4, below, in accordance with the terms of the ALTEIP and the applicable award agreements.

2.	Severance

A.Severance Amount. The Company shall pay to the Employee, as severance pay in connection with termination of employment, an aggregate amount of $1,170,000 (the “Severance Amount”).    The Severance Amount shall be payable in eighteen (18) consecutive monthly installments of $65,000 each, the first payment to be made on or around August 15, 2016 and the other payments to be made on the fifteenth (or the last business day immediately preceding the fifteenth) of each succeeding month thereafter. Each such payment shall be subject to applicable tax withholding requirements. The Severance Amount shall be in lieu of any other Severance Amounts to which the Employee may be entitled under the Assurant, Inc. Change of Control Employment Agreement for Divisional Officers by and between the Company and the Employee dated January 1, 2009 and under any other severance plan, program or policy of the Company or any subsidiary.

B.Pro-Rated Bonus.    As additional severance pay in connection with termination of employment, on the date of the first monthly payment made under Section 2.A, above, the Company shall pay to the Employee a lump sum of $292,500 (the “Pro-Rated Bonus”). The Pro- Rated Bonus is equal to a 2016 pro-rated bonus as of the Retirement Date at the Employee’s target incentive opportunity under the Company’s Executive Short-Term Incentive Plan (the “ESTIP”). For avoidance of doubt, the Employee shall not be entitled to any payment under the ESTIP on or after the Retirement Date. The Pro-Rated Bonus and the Severance Amount in Section 2.A are referred to herein as the “Severance Payments.”

    C. Other Entitlements. The Employee shall retain his office and use of his administrative assistant through the Retirement Date and, in addition to the entitlements set forth in Sections 3 and 4, below, the Employee shall receive (i) his base salary which remains unpaid through the Retirement Date, and (ii) reimbursement for any unreimbursed business expenses accrued through the Retirement Date.

3.	Employee Benefits

A.Nonqualified Plans. The Employee shall be entitled to payment of his accrued benefits as of the Retirement Date pursuant to the terms of the Assurant Executive 401(k) Plan, the Assurant Executive Pension Plan, the Assurant Deferred Compensation Plan and the Assurant Supplemental Executive Retirement Plan (the “Plans”).

B.Payment in Lieu of COBRA Continuation. On the date of the first monthly payment made under Section 2, above, the Company shall pay to the Employee a lump sum of $38,631, to provide the Employee with an amount that, after tax, will approximate eighteen (18) months of Company contributions toward any group medical, dental, vision and/or prescription drug plan benefits to which the Employee and/or the Employee’s eligible dependents would be entitled to under Section 4980B of the Internal Revenue Code (“COBRA”).

C.Other Benefits. Except as specifically provided herein, this Agreement shall have no effect on the rights of the Employee to payments or other benefits due to the Employee pursuant to the terms of any employee benefit plans of the Company, including, without limitation the tax- qualified pension plans and retiree medical plans in which the Employee participates, but not including the Company’s severance plan. The Employee shall be entitled to receive such benefits and payments to which the Employee is entitled pursuant to the terms of such employee benefit plans. No portion of the Severance Payments shall be taken into account in determining the amount of any such employee benefit. Within fifteen (15) days after the Retirement Date, the Company shall pay the Employee for his accrued but unused paid time off pursuant to the Company’s policy.

4.	Equity Rights

A.Trading Restrictions. Effective immediately following the Retirement Date, the Employee shall no longer be subject to the Company’s securities trading policies. The Employee is reminded, however, that trading on the basis of material non-public information, or providing such information to others so that they may trade, may be a violation of the federal securities laws.

B.Stock Ownership Requirements. Effective immediately, the Employee shall no longer be subject to the Company’s stock ownership policy for the Company’s executive employees (but he shall be subject to the Company’s insider trading policies through and including the Retirement Date).

C. Treatment of Outstanding Long Term Incentive Awards. The Employee is entitled to “retirement” treatment under the ALTEIP, and, as such, all restricted stock units granted before 2016 (and any dividend equivalents accrued to date) shall fully vest on the Retirement Date and his performance share units shall fully vest on the Retirement Date subject to attainment of the applicable performance goals, with the delivery date for such awards as provided in the ALTEIP and the applicable award agreement.

5.	Employee Covenants

A.Confidential Information. The Employee shall not, (a) except as required by law or by order of a government agency or court of competent jurisdiction or in connection with any dispute between us, disclose to any person, firm, corporation or other business entity any Confidential Information (as defined herein) proprietary to the Company concerning the business, finances, products, services, operations, clients, employees, affairs or prospects of the Company or any subsidiary or affiliate thereof, for any reason or purpose whatsoever, or (b) make use of any Confidential Information for personal purposes or for the benefit of any person, firm, corporation or other entity except the Company or any subsidiary or affiliate thereof.    “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes but is not limited to Company inventions, technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, processes, network agreements, provider or network discounts, contract terms, formulas, techniques, lists of or information relating to suppliers, intermediaries (including brokers and agents) and customers, prices, costs, coverages, employee compensation arrangements, pricing methodologies, cost data, market share data, marketing plans, licenses, strategic plans, internal annual or long-term plans, program information, business plans, financial forecasts, non-public financial data, budgets and all other non-public business information disclosed to the Employee by the Company or of which the Employee learned while in the employ of the Company.

The Company and the Employee agree that all public or internal statements or announcements regarding the Employee’s departure from the Company, whether made by the Company, its officers and/or directors or the Employee will be consistent with the Employee’s decision to retire from the Company. Further, except as is necessary to obtain new employment or as required by law or by order of a government agency or court of competent jurisdiction, and/or in connection with any dispute between us. Unless and until this Agreement has been made public by filing with the Securities and Exchange Commission, the Employee will not disclose the contents or substance of this Agreement or the Release (as defined in Section 8 hereof) to anyone except his immediate family or any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or thereof, and he will instruct each of the foregoing not to disclose the same. Within ten (10) calendar days following the Retirement Date, the Employee shall return to the Company any documents, records, files and other information (whether recorded or stored in paper or electronic form) and any property belonging or relating to the Company, its affiliates, customers, clients or employees. The Employee acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Employee may not retain originals or copies of such materials. Notwithstanding the foregoing, the Employee shall be entitled to retain his personal papers, photos, and work videos, his contact lists, and any information or documents relating to his compensation or which he reasonably believes is necessary for his personal tax return preparation.

B.Non-Solicitation. For a period of eighteen (18) months following the Retirement Date, the Employee shall not, whether on his own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, directly or indirectly, (1) solicit for employment or hire any employee who is employed by the Company or any subsidiary or affiliate thereof as of the Retirement Date or attempt to persuade or influence any such employee to leave the employ of the Company or any subsidiary or affiliate thereof or to be employed by (or to serve as an agent, consultant or independent contractor for) any other person or entity, or (2) solicit or attempt to persuade any actual (or, to the Employee’s actual or constructive knowledge, prospective) customer, client, agent, contractor or other party to a contractual or other business relationship with Assurant Solutions to discontinue or curtail such relationship in whole or in part or to replace such relationship in whole or in part with a business relationship with any other person or entity. For avoidance of doubt, the promises and prohibitions reflected in this Section 5.B shall apply without regard to whether the Employee or another party initiated the first communication regarding, or leading to, any solicitation or attempt to persuade that is prohibited by this Section 5.B. The parties agree and stipulate that, in connection with any dispute, litigation or other proceeding concerning any alleged or threatened violation of this Section 5.B, the issue of who initiated the first communication shall be irrelevant and immaterial and no evidence thereof shall be admitted or considered by the court or other tribunal charged with resolving or adjudicating such dispute, litigation or proceeding. For the avoidance of doubt, nothing herein shall prevent any person or entity from engaging in activities in which the Employee is prohibited from engaging hereunder as long as the Employee does not directly or indirectly provide any information or other assistance to such other person or entity in connection with such activities.

C.Non-Competition. For a period of eighteen (18) months following the Retirement Date, the Employee shall not, whether on his own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever (including, but not limited to, as an owner of any business, except as a stockholder of a publicly held corporation of which the Employee beneficially owns no more than five percent of any class of equity security), in any geographic area where Assurant Solutions is operating as of the Retirement Date (or within 6 months prior thereof) directly or indirectly compete with Assurant Solutions (or with the businesses that comprised Assurant Solutions as of the Retirement Date, even if the Company no longer uses the term “Assurant Solutions” to identify the segment, such businesses being collectively referred to hereinafter as “Assurant Solutions”) for the business of, or for any direct commercial relationship with, any client, customer, contract holder, policyholder, broker, agent or other intermediary in any line of business in which Assurant Solutions is engaged as of the Retirement Date. For avoidance of doubt, the prohibitions of this Section 5.C include, but are not be limited to, a prohibition against the Employee’s engagement as a consultant to any competitor of Assurant Solutions within the scope of this Section 5.C. Notwithstanding the foregoing, following the Retirement Date, the Employee may be engaged as a consultant to or employee of a company that does not compete with Assurant Solutions but which may be an affiliate (but not a direct or indirect parent company) of a company that competes with Assurant Solutions (a “Competing Affiliate”), provided that (i) the Employee does not directly or indirectly provide services or information to, or supervise or advise any employee of, or serve on the Board of Directors of, or act as a consultant to, the Competing Affiliate, (ii) to the reasonable satisfaction of the Company, it has been demonstrated that commercially reasonable steps have been taken to prevent any direct or indirect communications between Employee and the Competing Affiliate, its employees, officers, executives, directors, consultants, independent contractors and agents concerning any potentially competitively sensitive information, and (iii) before the Employee undertakes any such activity, the Company, by its Chief Executive Officer or Chief Legal Officer, consents in writing to such activity, which consent shall not be unreasonably withheld.

D.Non-Disparagement. The Employee shall not publicly or privately disparage or denigrate the Company, its subsidiaries, affiliates, employees, officers or directors in respect of their integrity, character, business practices, performance, skills, acumen, experience or success. The Company shall not, and shall direct its officers and directors not to, publicly or privately disparage or denigrate the Employee in respect of the Employee’s integrity, character, business practices, performance, skills, acumen, experience or success. The respective parties shall be responsible for, and bear any and all liability with respect to, any breach of this Section 5.D only if such breach is knowingly and willfully committed and involves a material public disparagement of the other party. Notwithstanding the foregoing, neither the Company nor the Employee shall be entitled to terminate, rescind, repudiate or seek judicial invalidation of this Agreement or any of its provisions as a remedy for any breach or alleged breach of this Section 5.D. and any person shall be permitted to make truthful statements to the extent (i) required by law or any court, or governmental, regulatory or self-regulatory agency or (ii) necessary in connection with any dispute between the Company or any subsidiary or affiliate of the Company and the Employee, which is governed by Section 6.C. or Section 10 of this Agreement.

E.Litigation Against the Company. The Employee shall not act as an expert witness, or consultant in any litigation against the Company or any of its subsidiaries or affiliates, except as a fact witness if legally compelled to do so by subpoena or other writ or order of a court or government agency of competent jurisdiction.

F.	No Other Restrictions. Except as expressly provided in this Section 5, there are no other restrictions on the Employee’s activities following the Retirement Date and this Section 5 supersedes any similar restrictions in any other agreement, plan or policy applicable to the Employee or to which he is a party.

6.	Enforcement of Restrictions; Rights and Remedies

A.Reasonableness.    The Employee hereby acknowledges and agrees that: the restrictions provided in this Agreement are reasonable in time and scope in light of (i) the Company’s interest in protecting its business; and (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

B.Injunctive Relief. The Employee recognizes and agrees that should he fail to materially comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Employee agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Sections 5.A, 5.B, 5.C or 5.D hereof, the Company shall be entitled to preliminary and permanent injunctive relief against him as may be awarded by a court having jurisdiction over the dispute in addition to, and not in lieu of, any other rights or remedies available to the Company at law or in equity.

C.All Other Disputes and All Other Relief. Except for disputes in which the Company seeks injunctive relief, and in connection with such disputes except insofar as required for injunctive relief, any disputes arising out of or relating to this Agreement - including but not limited to any dispute concerning its alleged breach, termination, validity, enforceability or interpretation thereof - shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration (the “Administered Rules” or “Rules”) by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

D.Conditions to Company’s Obligation to Make
Payments; Liquidated Damages and Setoff

i.
Conditions to Company’s Obligation to Make Payments. The consideration for the Company’s promises under Section 2 hereof are the Employee’s Release under Section 7 and Exhibit A hereof and each and every other promise that Employee makes herein. At every point in time, the Company’s obligation to make all not-yet-due payments under Section 2 hereof is expressly conditioned on the Employee’s not having materially breached Sections 5.A, 5.B, 5.C and 5.D hereof. In the event of a material breach by the Employee of any of the provisions of Sections 5.A, 5.B, 5.C or 5.D hereof, the Company shall have the right to cease making any future payments under Section 2 of this Agreement and no such payment shall be due or payable at any time thereafter; provided that the payments under Section 2 shall not be subject to such forfeiture unless the Company provides the Employee with written notice of acts or omissions giving rise to such forfeiture and, if curable, the Employee fails to cure such acts or omissions within ten (10) business days of receipt of such notice.

ii.
Liquidated Damages and Set-Off. The parties hereto acknowledge that the actual financial and monetary injury to the Company and its reputation that would result from Employee’s material breach of the provisions of Section 5.D hereof would be real and substantial but impossible to ascertain with precision or certainty. Therefore, they agree that if a court of law has entered a temporary restraining order or preliminary injunction in favor of the Company with respect to the Employee’s breach of Section 5.A., 5.B., 5.C., or 5.D, the Company may withhold any further payments otherwise due hereunder, up to a cumulative amount of one million dollars ($1,000,000) and that no further payment under Section 2 hereof shall be made unless and until the cumulative total of the payments withheld under this Subsection 6.D.ii is equal one million dollars ($1,000,000), provided, however, that if any such restraining order injunction is subsequently vacated or dissolved (and if the order vacating or dissolved such restraining order or injunction is not stayed, pending appeal or otherwise), without the entry of another permanent or continuing preliminary injunction, then the Company shall, within 10 business days of its receipt of the order dissolving or vacating such restraining order or injunction, pay to the Employee the total of all sums so withheld, plus five percent per annum simple interest (prorated as necessary for the applicable time period) on amounts withheld.

iii.
No Mitigation/No Other Offset. The Company acknowledges that the Employee shall not be required to mitigate damages by seeking other employment, and that except as expressly provided in this Section 6, there shall be no offset against any payments or entitlements due to the Employee whether under this Agreement or otherwise on account of any remuneration the Employee receives future employment (including self-employment) or on account of any claims the Company or any affiliate may have against him.

E.
Independence of Rights and Remedies. The rights and remedies enumerated in this Section 6 are and shall be independent of each other, and shall be severally enforced. Such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or the Employee at law or in equity, provided, however, that no damages at law shall be sought except in arbitration under Section 6.C hereof.

7.	Release of Claims

The parties shall execute a General Release and Covenant not to Sue in the form attached hereto as Exhibit A (the “Release”) no later than July 1, 2016. Notwithstanding anything contained herein to the contrary, the Company’s obligation to make the Severance Payments is conditioned on the Employee’s execution, delivery and non-revocation of the Release in the time period required herein and his compliance with the terms of the Release.

8.	Notices

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Employee:

Steven C. Lemasters

at his last known home address on file at Assurant or, following Assurant’s receipt of any change of address notice given by Employee, at the new address specified therein;

If to the Company:

Executive Vice President, Chief Legal Officer and Secretary Assurant, Inc.
28 Liberty Street 41st Floor
New York, NY 10005

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

9.	Tax Matters

A.	Withholding of Taxes.

All Severance Payments and other benefits required to be provided by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.

B.	Section 409A of the Internal Revenue Code.

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by the Internal Revenue Service under Section 409A or any damages for failing to comply with Section 409A, unless such tax, interest or penalties are imposed on the Employee because of the
Company’s or any affiliate’s breach of this Agreement. Each monthly installment of the Severance Amount as provided in Section 2.A of this Agreement shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A. With respect to any payment constituting nonqualified deferred compensation subject to Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

10.	Governing Law; Personal Jurisdiction and Venue

This Agreement shall be construed, interpreted and enforced in accordance with the laws the State of Georgia without giving effect to the choice of law principles thereof. The parties hereto agree that any action for injunctive relief to enforce any provision of this Agreement may be brought in any state or federal court in the Borough of Manhattan, New York, New York. Such parties hereby submit to the personal jurisdiction and venue of any such court in which any such action is brought. In addition, any such action for injunctive relief may be brought in any other court that otherwise has subjective matter jurisdiction, personal jurisdiction and venue in connection with such action.

11.	Waiver of Breach

No waiver of any provision of this Agreement shall have any force and effect unless it is in writing signed by the party giving the waiver. Any waiver or forbearance, express or implied, of any breach of this Agreement shall not be construed to be a continuing waiver or a consent to any other or subsequent breach on the part either of the Employee or of the Company.

12.	Non-Assignment; Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company, and (ii) this Agreement shall inure to the benefit of the heirs, assigns or designees of the Employee to the extent of any payments due to them hereunder. In the event the Employee dies while any payment or entitlement is due to him hereunder, such payment or entitlement shall be paid or provided to his spouse (or if she is not alive, his estate). In the event of any sale of all or substantially all of the Company’s assets or merger of the Company in which the Company is not the surviving entity, as used in this Agreement the term “Company” shall be deemed to refer to the surviving corporation, successor or assign of the Company; provided that, the references in Section 5 shall be construed to continue to apply only to the business of the Company (and its employees, clients and contractual relationships) immediately prior to such sale or merger.

13.	Severability and Intent for a Court to Enforce Covenants to Maximum Extent

If any provision of this Agreement is determined by a court of competent jurisdiction not to be fully enforceable by injunctive relief, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent allowable under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof). If, and only if, a court finds that Section 5.B or 5.C hereof is not enforceable to the full extent provided by its terms, the parties agree that such court may, and hereby memorialize their intention that such court shall, enforce such provisions by injunctive relief to the full geographic and temporal extent that such court may find permissible under applicable law.

14.	Indemnification

The Company represents and warrants that, in connection with any activities or circumstances concerning the Company (and its constituent parts), the Employee (and his legal representatives and heirs) will continue to be eligible to be indemnified on the same basis as senior executives of the Company or any affiliate are so indemnified with respect to third party claims and shall continue to be covered under directors’ and officers’ liability insurance policies on the same basis as senior executives of the Company are so covered until such time as suits can no longer be brought against the Employee as a matter of law.

15. Entire Agreement

This Agreement, together with the Mutual General Release and Covenant Not to Sue the form of which is set forth as Exhibit A hereto, constitutes the entire agreement by and between the Company and the Employee with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the Employee and the Company with respect to such subject matter, whether written or oral. This Agreement may be amended or modified only in a written document executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ S. Craig Lemasters
Steven C. Lemasters

ASSURANT, INC.

By:	/s/ Alan Colberg
Alan Colberg
Chief Executive Officer and President

EXHIBIT A

MUTUAL GENERAL RELEASE AND COVENANT NOT TO SUE

THIS GENERAL RELEASE AND COVENANT NOT TO SUE (this
“Release”) is entered into as of    •, 2016, by and between Steven C. Lemasters (the “Employee”) and Assurant, Inc. (the “Company”), pursuant to the terms of the Separation Agreement, dated as of     •, 2016, by and between the Employee and the Company, to which this Release is attached (the “Separation Agreement”).

1.Release by the Employee

The Employee hereby releases and forever discharges, and covenants not to sue, the Company or its subsidiaries, affiliates, their directors, members, officers, employees, agents, stockholders, successors and assigns, both individually and in their official capacities, (together, the “Company Released Parties”) from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Employee ever had, now has or which his heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates.

By signing this Release, the Employee is providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown, up and until the effective date of this Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Released Parties), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Employee’s employment and the cessation thereof.

The Employee further agrees, promises and covenants that, to the maximum extent permitted by law neither, he, nor any person, organization, or other entity acting on his behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Company Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect the Employee’s rights under the Separation Agreement or under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or any other civil rights statute.

Notwithstanding anything to the contrary contained in this Release, nothing in this Section 1 shall apply to, or release the Company or any Company Released Party from, or prevent the Employee from suing with respect to, any rights and claims of the Employee directly or indirectly arising from or under or related to any obligation or commitment of the Company under the Separation Agreement, any rights the Employee has as a Company shareholder or his rights to be indemnified and/or advanced expenses under the corporate documents of the Company and any affiliate or, if greater, under applicable law and to be covered under any applicable directors’ and officers’ insurance policies.

2.	Release by the Company

The Company on behalf of itself and its subsidiaries and affiliates hereby releases and forever discharges, and covenants not to sue, the Employee from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Company ever had, now has or shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates.

The Company on behalf of itself and its subsidiaries and affiliates further agrees, promises and covenants that, to the maximum extent permitted by law neither, they, nor any person, organization, or other entity acting on their behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Employee involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

Notwithstanding anything to the contrary contained in this Release, nothing in this Section 2 shall apply to, or release the Employee from, any rights and claims of the Company or its subsidiaries and affiliates, or any liability he may have to the Company, directly or indirectly arising from or related to the Separation Agreement, including, without limitation (i) any obligation or commitment of the Employee under the Separation Agreement, (ii) any breach of representation or covenant of the Employee under the Separation Agreement or (iii) any right of the Company to enforce the terms of the Separation Agreement.

3.	Construction

This Release shall be governed by and construed in accordance with the laws of the State of New York. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision(s) had not been included.

4.Consideration and Revocation Periods. The Employee has had at least 21 days to review and consider the terms of this Release. The terms of this release shall be effective if the Employee does not revoke it in writing within seven days of the date first written above.

IN WITNESS WHEREOF, the parties have executed this Release on the date first written above.

EMPLOYEE:

Steven C. Lemasters

ASSURANT, INC.

By:
Alan Colberg
Chief Executive Officer and President